UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 30, 2009

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	001-33749 (Commission File Number)	26-0500600 (I.R.S. Employer Identification No.)

3 Manhattanville Road, Purchase, NY (Address of Principal Executive Offices)	10577 (Zip Code)
Registrant’s telephone number, including area code: (914) 272-8080
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Aurora Property

On December 30, 2009, Retail Opportunity Investments Corp. (the "Company") entered into a purchase and sale agreement and receipt for earnest money (the "Aurora Purchase Agreement") with PBS Associates, LLC to acquire a shopping center located in Seattle, Washington (the "Aurora Property"), for an aggregate purchase price of $23 million.  At closing, the Company intends to assume the Seller's obligations on an existing loan (the "Aurora Loan"), due April 2018, secured by the Aurora Property with an interest rate of 6.0% per annum and a total current balance of approximately $2.45 million, and will pay the remainder of the purchase price in cash.  The assumption of the Aurora Loan by the Company is subject to the approval by the lender under the Aurora Loan.

The Aurora Property is a fully leased shopping center of approximately 124,231 square feet. The Aurora Property has four major anchor tenants, including Rite Aid, Ross Dress for Less, Grocery Outlet and Dollar Tree. The Aurora Property is located in a densely populated area, with over 326,000 people living within a five-mile radius.

The Aurora Purchase Agreement contains terms, conditions, covenants, and seller's representations and warranties that are customary and typical for a transaction of this nature. The acquisition of the Aurora Property is expected to close prior to April 2010, but remains subject to customary closing conditions. If the Company does not provide a written waiver of the closing conditions or provide written notice that the closing conditions have been satisfied, in its sole discretion, during the due diligence period an earnest money deposit of $250,000 will be returned to the Company.

Meridian Valley Property

On January 2, 2010, the Company also entered into a purchase and sale agreement and receipt for earnest money (the "Meridian Valley Purchase Agreement") with Meridian Valley Properties, LLC to acquire a shopping center located in Kent, Washington (the "Meridian Valley Property"), for an aggregate purchase price of $7.11 million.  At closing, the Company intends to assume the Seller's obligations on an existing loan (the "Meridian Valley Loan"), due September 2025, secured by the Meridian Valley Property with an interest rate of 5.5% per annum and a total current balance of approximately $1.758 million, and will pay the remainder of the purchase price in cash.  The assumption of the Meridian Valley Loan by the Company is subject to the approval by the lender under the Meridian Valley Loan.

The Meridian Valley Property is a fully leased shopping center of approximately 51,566 square feet, anchored by a QFC (Kroger) Grocery store.  The Meridian Valley Property is located in a densely populated area, with over 180,000 people living within a five-mile radius.

The Meridian Valley Purchase Agreement contains terms, conditions, covenants, and seller's representations and warranties that are customary and typical for a transaction of this nature. The acquisition of the Meridian Valley Property is expected to close prior to February 2010, but remains subject to customary closing conditions.  If the Company does not provide a written waiver of the closing conditions or provide written notice that the closing conditions have been satisfied, in its sole discretion, during the due diligence period, an earnest money deposit of $150,000 will be returned to the Company.

Santa Ana Property

On December 30, 2009, the Company also entered into an agreement of purchase and sale and escrow instructions (the "Santa Ana Purchase Agreement") with Regency Centers, L.P. to acquire a shopping center located in Santa Ana, California (the "Santa Ana Property"), for a purchase price of $19 million to be paid in cash at closing.  The Santa Ana Property is a shopping center of approximately 100,306 square feet, with an overall occupancy rate of approximately 91%.

The Santa Ana Property has two major anchor tenants, including Food 4 Less and FAMSA Furniture Store. The Santa Ana Property is located in a densely populated area, with over 660,000 people living within a five-mile radius.

The Santa Ana Purchase Agreement contains terms, conditions, covenants, and representations and warranties that are customary and typical for a transaction of this nature. The acquisition of the Santa Ana Property is expected to close prior to February 2010, but remains subject to customary closing conditions.  If the Company does not provide written notice that the closing conditions have been satisfied, in its sole discretion, during the due diligence period, an initial deposit of $250,000 will be returned to the Company.

Forward-Looking Statements.

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on the current expectations and projections of the Company about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in the Company’s other SEC filings.

Item 9.01 Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired

Not applicable

(b)           Pro Forma Financial Information

Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Retail Opportunity Investments Corp.

Dated:  January 6, 2010                                                                        By:           /s/ John B. Roche
John B. Roche
Chief Financial Officer